UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 2, 2014

Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Bank of America (“BofA”) Credit Facility

On November 28, 2014 we refinanced our existing $35.0 million ($29.8 outstanding) term loan with BofA.  The new facility, a $55.0 million revolving credit facility, includes a $5.0 million sublimit for the issuance of standby letters of credit and a $1.0 million sublimit for swingline loans. The proceeds of the facility will be used (a) to refinance the existing BofA facility and (b) for general corporate purposes.

The facility is with our wholly owned subsidiary Consolidated Amusements Holdings LLC (“CAHLLC”) but does allow for the use of up to $27.0 million of the facility to finance our other domestic activities.  CAHLLC holds the majority of our domestic leased cinemas, and it has pledged these in support of this facility.  The facility has a 5-year term, at which time all amounts outstanding are due and payable.

Interest is based on LIBOR plus a variable margin of between 3.0% and 2.5%.   Financial covenants are in line with usual and customary covenants for business loans of this nature.

Item 8.01.  Other Events.

Postponement of CFO Retirement Date

Mr. Matyczynski has agreed to postpone his retirement and to continue to serve as chief financial officer until  June 1, 2015 on essentially the same terms as he is currently employed by us.  Thereafter, Mr. Matyczynski will continue to be available to us on a consulting basis, to further assist in maintaining continuity in the chief financial officer function.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: December 2, 2014	By:	/s/ Andrzej Matyczynski
	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer